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                                                                     EXHIBIT 11

                        COMPUTATION OF PER SHARE EARNINGS

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
                                                               Quarter Ended               Nine Months Ended
                                                               September 25,                   September 25,
                                                          ------------------------       -------------------------
                                                             1997          1996             1997           1996
                                                             ----          ----             ----           ----

   Net Income                                             $8,105,000    $7,884,000       $23,818,000    $24,842,000

   Shares used to compute
      earnings per share                                  19,243,497    19,222,200        19,231,223     19,219,588


   Earnings Per Share                                          $0.42         $0.41             $1.24          $1.29


   Shares used to compute
      earnings per share including
      common stock equivalents - Primary Basis            19,480,313    19,293,877        19,410,425     19,356,351


   Primary Earnings Per Share                                  $0.42         $0.41             $1.23          $1.28



   Shares used to compute
      earnings per share including
      common stock equivalents - Fully Diluted Basis      19,483,274    19,332,662        19,471,000     19,356,351


   Fully Diluted Earnings Per Share                            $0.42         $0.41             $1.22          $1.28

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